Exhibit 10.4

Forbearance AGREEMENT

This Forbearance Agreement (this “Agreement”) is dated effective as of December 29, 2015, by and among LILIS ENERGY, INC., a Nevada corporation (“Borrower”), HEARTLAND BANK, an Arkansas state bank, as administrative agent (in such capacity, “Agent”), and the financial institutions from time to time signatory hereto (individually each a “Lender” and any and all such financial institutions, collectively, the “Lenders”).

W I T N E S S E T H:

WHEREAS, Borrower and the Lenders entered into that certain Credit Agreement, dated January 8, 2015 (as the same may have been or may hereafter be modified, renewed or amended, the “Credit Agreement”), whereby the Lenders have made a term loan to Borrower in the maximum principal amount of $3,000,000 (an any and all renewals, extensions, modifications, amendments, and increases there to, the “Loan”);

WHEREAS, the Term Loan is secured, in part, by that certain Security Agreement executed by Borrower in favor of Agent, for the benefit of the Lenders and that certain Pledge and Security Agreement in favor of the Lenders (the “Security Agreements”);

WHERAS, Events of Default have occurred and continue to exist and certain future events will likely result in an Event of Default prior to April 30, 2016, all as described on Exhibit A attached hereto (each, a “Forbearance Default”);

WHEREAS, Borrower is requesting a period of forbearance from the exercising of legal remedies available to the Agent and Lenders as a result of the Forbearance Defaults;

WHEREAS, the Lenders have agreed to the foregoing, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent and Lenders hereby agree as follows:

Article I
acknowledgements and agreements

Section 1.01.        Definitions. Defined terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)         “Forbearance Effective Date” means the first date following the date of this Agreement on which the conditions set forth in Article IV are satisfied.

(b)         “Forbearance Expiration Date” means the earlier to occur of the Maturity Date or the occurrence of a Non-Forbearance Default.

(c)         “Forbearance Period” means the period beginning on and including the Forbearance Effective Date and ending on, but excluding, the Forbearance Expiration Date.

(d)         “Non-Forbearance Default” means (i) any Event of Default that is not a Forbearance Default, (ii) any breach by the Borrower any of its covenants or agreements set forth in this Agreement, (iii) any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Borrower in this Agreement is incorrect in any material respect as of when made and (iv) any of the following: (A) Borrower’s receipt of notice from the Target (as defined below) of its intention not to proceed with the Merger (as defined below) or is inability to satisfy the timing set forth in Section 1.03(c) of this Agreement or Borrower’s notice to the Target or Agent of Borrower’s intention not to proceed with the Merger or its inability to satisfy the timing set forth in Section 1.03(c) of this Agreement.

Section 1.02.        Events of Default. The Borrower acknowledges and agrees that:

(a)         Each of the Forbearance Defaults has occurred or likely will occur and does or will constitute an Event of Default under the Credit Agreement;

(b)         As a result of certain of the Forbearance Defaults, Agent and the Lender have the right to exercise any and all rights and remedies provided under the Credit Agreement and the other Loan Documents; and

(c)         The Forbearance Defaults are not being waived hereby and each Forbearance Default shall continue as an Event of Default unless waived in writing by the Lender after the date of execution of this Agreement.

Section 1.03.       Agreements.

(a)         Interest. On or before the first Business Day following the date of this Agreement, the Borrower will pay to Agent, for the benefit of Lenders, $86,892.36 by wire transfer of immediately available funds in satisfaction of all interest payments not previously paid with respect to any Interest Payment Date prior to the date of this Agreement, in accordance with Sections 4.1 and 4.4 of the Credit Agreement. Following the date of this Agreement, Borrower will timely pay all interest amounts it is required to pay pursuant to Section 4.1 of the Credit Agreement.

(b)          Reporting. ByJanuary 5, 2016, the Borrower will provide to Agent all monthly lease operating statements, accounts receivable aging schedules and accounts payable aging schedules through and including December 31, 2015 and bank statements for the Borrower’s accounts covering September 1, 2015 through December 31, 2015, in each case to the extent not previously provided to the Agent. Following January 31, 2016, Borrower will timely provided to Agent all financial statements, information and reports required to be provided pursuant to Section 8.1 of the Credit Agreement.

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(c)         Transaction Milestones. In regards to Borrower’s proposed merger (the “Merger”) with another reporting but not publicly traded company (the “Target”), Borrower will timely satisfy each of the following conditions:

(i)         On or prior to the execution of this this Agreement, Borrower will have provided to Agent a copy of the signed letter of intent with respect to the Merger between Borrower and the Target; and Borrower will promptly provide to Agent copies of any amendment or waiver to such letter of intent.

(ii)          On or prior to December 31, 2015, Borrower and the Target will have signed a definitive agreement for the Merger (the “Merger Agreement”) and publicly announced such Merger, and Borrower will have provided to the Agent a complete copy of the signed Merger Agreement and related documents.

(iii)         On or prior to January 31, 2016, Borrower will have filed with the U.S. Securities and Exchange Commission (the “SEC”) a complete joint proxy statement / prospectus on Form S-4 (the “Form S-4”).

(iv)         On or prior to April 30, 2016, Borrower and the Target will have closed the Merger.

(v)          Prior to or concurrent with the closing of the Merger, but in no event later than, April 30, 2016, Borrower will prepay the Loan in its entirety in accordance with Section 4.2 of the Credit Agreement.

(vi)         Borrower will promptly and completely respond to any comments or requests it receives from the SEC with respect to the S-4.

(vii)        Borrower will promptly and completely respond to any questions it receives from the Agent concerning the status, progress and details of the Merger.

(d)           Subordinated Debt. On or prior to January 15, 2016, the Borrower will deliver to the Agent copies of executed subordinated notes in the form attached hereto as Exhibit B issued in exchange for all subordinated Debt incurred by the Borrower during the 180 day period immediately preceding the date of this Agreement (the “Old Subordinated Debt”). During the Forbearance Period, the Company will not issue or incur any new subordinated Debt except for subordinated Debt which (i) is in the form attached hereto as Exhibit B and (ii) is for a principal amount which when added to all Old Subordinated Debt and any other new subordinated Debt issued during the Forbearance Period does not exceed $4,000,000 in aggregate principal amount (all such new subordinated Debt issued in accordance with the immediately preceding clauses (i) and (ii) is referred to herein as the “New Subordinated Debt”). Promptly following the issuance of any New Subordinated Debt, the Company will deliver a copy of the executed New Subordinated Debt to the Agent. Upon the issuance of any Old Subordinated Debt and New Subordinated Debt, in each case in the form attached hereto as Exhibit B, the Company will not amend, alter or waive any provision of such Old Subordinated Debt or New Subordinated Debt without the prior written consent of the Agent. The Company will use the proceeds from the issuance of any New Subordinated Debt for only the following purposes: (I) up to $1,000,000 paid to the Target as a deposit for the Merger, (II) up to $1,000,000 paid to the Target’s senior lender, Independent Bank, as part of the Merger conditions and (III) up to $1,300,000 for interest payments to the Lenders and for the Company’s working capital and accounts payables.

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Article II
REPRESENTATIONS AND WARRANTIES

To induce the Agent and Lenders to enter into this Agreement, the Borrower hereby represent and warrant to the Agent and Lenders as follows with the intention that the Agent and the Lenders shall rely thereon without any investigation or verification by the Lender or its counsel:

Section 2.01.        Execution of Agreement; Authorization. This Agreement has been duly executed and delivered on behalf of Borrower. The execution, delivery and performance of this Agreement by Borrower has been duly authorized by all necessary action on the part of Borrower.

Section 2.02.        Representations and Warranties in the Loan Documents. The representations and warranties of the Borrower as set forth in the Loan Documents after giving effect to this Agreement and the disclosures given in connection with negotiation and execution of this Agreement are true and correct as of the date hereof.

Section 2.03.       Defaults. No Event of Default exists as of the date of this Agreement except for the Forbearance Defaults.

Section 2.04.       No Violation of Law. The execution and consummation of this Agreement by Borrower does not contravene, violate or conflict with any applicable law or regulation.

Article III
FORBEARANCE

Section 3.01.         Forbearance. Subject to the satisfaction of the conditions set forth in Article IV of this Agreement, during the Forbearance Period, the Agent and Lenders each agrees to forbear from exercising its remedies to collect the Obligations, charge default interest as provided in the last sentence of Section 3.1 of the Credit Agreement or to enforce the Security Agreements to the extent, in any case, that the right to enforce such remedies arises solely as a result of the Forbearance Defaults.

Section 3.02.         Permitted Actions; Non-Forbearance Defaults. Except as set forth in Section 3.01 above, during the Forbearance Period, the Agent and Lenders may continue to take all actions, give notices, and exercise any and all of their rights and remedies under the Credit Agreement and the other Loan Documents.

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Section 3.03.         No Waiver of Rights. Except as specifically set forth in Section 3.01 above, neither the execution and delivery by the Agent and the Lenders of this Agreement nor the forbearance by the Agent and the Lenders pursuant to the terms of this Agreement will (a) be construed to be a waiver of any Default or Event of Default or a waiver of any rights of the Agent or Lenders as set forth in the Credit Agreement or the other Loan Documents or (b) limit or impair the Agent’s or the Lenders’ right to demand strict performance of all other terms and covenants of the Credit Agreement or the other Loan Documents. The Borrower further acknowledges and agrees that (i) any exercise of rights by the Agent or the Lenders upon termination of its obligation to forbear in accordance with this Agreement will not be affected by reason of the forbearance provided for herein, and (ii) the Borrower may not assert as a defense thereto the passage of time, course of dealing, estoppel, laches or any statute of limitations based thereon. Nothing in this Agreement constitutes satisfaction of all or any portion of the Obligations under the Credit Agreement or any other Loan Document, except as specifically provided in Section 1.03(a).

Section 3.04.         No Other Modification. Except as expressly stated otherwise in this Agreement, all obligations of Borrower under the Credit Agreement and the other Loan Documents remain in full force and effect.

Section 3.05.         No Obligation to Renew, etc. The Agent and Lenders have no duty or obligation to renew, modify or extend the term of this Agreement.

Section 3.06.         Effect of Expiration. Notwithstanding Section 3.01 above, upon the Forbearance Expiration Date, Events of Default shall be presumed to exist as a result of the Forbearance Defaults, and the Agent and Lenders immediately shall be entitled to exercise all rights and remedies provided at law, in equity or under the Credit Agreement or under the other Loan Documents without any notice having been previously given to the Borrower, all such notices being hereby waived by the Borrower to the fullest extent not prohibited by law.

Article IV
CONDITIONS PRECEDENT

The effectiveness of the agreements of the Agent and Lender set forth in Section 3.01 above is subject to the prior satisfaction of each of the following conditions on or before the Forbearance Effective Date:

(a)           Borrower shall have executed and delivered to Agent this Agreement;

(b)           Borrower’s obligation in the first sentence of Section 1.03(a) shall have been timely satisfied in full; and

(c)           Borrower will have provided to Agent a copy of the signed letter of intent with respect to the Merger between Borrower and the Target.

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Article V
GENERAL PROVISIONS

Section 5.01.         Ratification. Borrower hereby ratifies its Obligations and each of the Credit Agreement and the other Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the other Loan Documents to which it is a party shall continue in full force and effect after giving effect to this Agreement. Nothing in this Agreement extinguishes, novates or releases any right, claim, Lien, security interest or entitlement of Agent or Lenders created by or contained in any of such documents nor is Borrower released from any covenant, warranty or obligation created by or contained therein except as specifically provided for herein.

Section 5.02.         No Defenses. Borrower hereby declares, as of the date hereof, it has no set-offs, defenses or other causes of action against Agent or Lenders arising out of the Loan Documents or this Agreement with respect to its obligation to pay the Obligations; and, to the extent any such setoffs, defenses or other causes of action may exist, whether known or unknown, such items are hereby waived by Borrower.

Section 5.03.          Further Assurances. The parties hereto shall execute such other documents as may be reasonably necessary or as may be reasonably required, in the opinion of counsel to Agent, to effect the transactions contemplated hereby and to protect the liens and security interests of Lenders under the Loan Documents, the insurance thereof and the liens and/or security interests of all other collateral instruments, all as modified by this Agreement.

Section 5.04.         Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, representatives, successors and assigns.

Section 5.05.        Severability. Borrower, Agent and Lenders intend and believe that each provision in this Agreement comports with all applicable local, state or federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Agreement is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of Borrower, Agent and Lenders that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein and that the rights, obligations and interests of Borrower, Agent and Lenders under the remainder of this Agreement shall continue in full force and effect.

Section 5.06.        Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile or other electronic means shall be effective as a delivery of a manually executed counterpart of this Agreement.

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Section 5.07.       Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARKANSAS AND APPLICABLE UNITED STATES FEDERAL LAW.

Section 5.08.       ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN TRANSACTION DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

(Signature Page Follows)

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IN WITNESS WHEREOF, this Agreement is executed effective as of the date first written above.

BORROWER:

LILIS ENERGY, INC., a Nevada corporation

By:	/s/ Kevin Nanke
Name:	Kevin Nanke
Title:	Executive Vice President and Chief Financial Officer

AGENT AND LENDER:

HEARTLAND BANK,
an Arkansas state bank

By:	/s/ Phil Thomas
Name:	Phil Thomas
Title:	EVP/CLO

[END OF SIGNATURE PAGE]

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EXHIBIT A

Forbearance Defaults

1.	The Borrower violated Section 4.1(b) of the Credit Agreement by failing to timely pay the applicable Term Loan Payment with respect to the Principal Payment Date of 10/1/15 and likely will do so with respect to the Principal Payment Dates of 1/1/16 an 4/1/16.

2.	The Borrower has violated, and likely will continue to violate, Section 8.19(d) of the Credit Agreement.

3.	The Borrower has violated, and likely will continue to violate, Section 8.20 of the Credit Agreement.

4.	The Borrower failed to timely pay interest with respect to the Interest Payment Dates of 10/1/15, 11/1/15 and 12/1/15 (which amounts are being paid as part of the Forbearance Agreement) in violation of Section 4.1 of the Credit Agreement.

5.	The Borrower violated Section 8.1 by failing to timely provide certain information required thereby (which past due information is being provided as part of the Forbearance Agreement).

6.	The Borrower violated Section 9.1 of the Credit Agreement in connection with incurring $250,002 of Old Subordinated Debt, in excess of the $500,000 unsecured Debt basket provided in Section 9.1(g) of the Credit Agreement, within the 180 day period immediately preceding the date of the Agreement.

7.	The Borrower may violate Section 9.1 of the Credit Agreement in connection with incurring certain New Subordinated Debt during the Forbearance Period.

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EXHIBIT B

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

FORM OF CONVERTIBLE SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, Lilis Energy, Inc. (the "Borrower"), hereby promises to pay to [LENDER] (the "Holder") or order, without demand, the sum of [           ] ($[      ]), with interest accruing from the date hereof at a rate per annum of twelve percent (12.0%), payable on June [    ], 2016, or earlier, as described below and subject to Section 3.

This Note has been entered into pursuant to the terms of a purchase agreement between the Borrower and the Holder, dated of even date herewith (the "Purchase Agreement"), and shall be governed by the terms of such Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

1.	PRINCIPAL, INTEREST, MATURITY AND PAYMENT DATES

1.1 Payment. The original principal amount of this Note (the “Loan”), and all interest accrued thereon, shall be due and payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below and subject to Section 3.

1.2 Interest Rate. Interest payable on this Note shall accrue at the annual rate of twelve percent (12.0%) (the “Applicable Rate”) subject to Section 3.

1.3 Default Interest. If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration or otherwise, the Borrower shall have a thirty (30) day grace period, after which grace period such overdue amount shall be interest at a default rate of the Applicable Rate plus two percent (2.0%) from the date of such non-payment until such amount is paid in full subject to Section 3.

1.4 Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made, and shall not accrue on the Loan on the day on which it is paid.

1.5 Optional Prepayment. Subject to Section 3, the Borrower may prepay the Loan in whole or in part at any time or from time to time by paying all or a portion of the principal amount to be prepaid together with accrued interest thereon to the date of prepayment at a premium of three percent (3.0%) of the prepayment amount for the first 120 days and at a premium of five percent (5%) of the prepayment amount thereafter. No prepaid amount may be re-borrowed. Notwithstanding the forgoing, as long as any Senior Indebtedness (as defined below) is outstanding, no amounts due under this Note may be prepaid.

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2.	CONVERSION RIGHTS

The Holder shall have the right to convert the principal due under this Note into Shares of the Borrower's common stock, par value $.0001 per share (the "Shares") as set forth below.

2.1. Conversion into the Borrower's Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into Shares as such Shares exist on the date of issuance of this Note, or any Shares of Borrower into which such Shares shall hereafter be changed or reclassified, at the Conversion Price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the "Delivery Date") that number of Shares for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note in the manner provided in Section 1.2 through the Conversion Date directly to the Holder on or before the Delivery Date. The number of Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per Share shall be equal to $0.50.

(c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Shares into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

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C. Stock Splits, Combinations and Dividends. If the Shares are subdivided or combined into a greater or smaller number of shares of Shares, or if a dividend is paid on the Shares in Shares, the Conversion Price shall be proportionately reduced in case of subdivision of Shares or stock dividend or proportionately increased in the case of combination of Shares, in each such case by the ratio which the total number of Shares outstanding immediately after such event bears to the total number of Shares outstanding immediately prior to such event.

(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Shares a sufficient number of shares to be equal to the number of Shares issuable upon the full conversion of this Note. Borrower agrees that its issuance of this Note shall constitute full authority to its members, officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Shares upon the conversion of this Note.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3 Mechanics and Effect of Conversion. No fractional shares of the Company’s Shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of Shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount being converted, including without limitation the obligation to pay such portion of the principal amount.

2.4 Conversion Privileges. The Conversion Privileges set forth in this Section 2 shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Shares in accordance with Section 2 hereof or redeemed pursuant to Section 5 hereof.

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3. SUBORDINATION. The Borrower agrees, and the Holder by accepting this Note likewise agrees, that all amounts owed under this Note, including principal and interest payments, (collectively, the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner set forth herein, to the Senior Indebtedness. As used herein, “Senior Indebtedness” shall mean all present or future indebtedness of, or indebtedness guaranteed by, the Borrower or its subsidiaries, including, without limitation, any money borrowed under the Credit Agreement, dated January 8, 2015, among Lilis Energy, Inc., Heartland Bank, as administrative agent, and the other lender parties thereto, as amended, including without limitation all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, and all premiums, fees, expenses and other obligations owing by the Borrower or its subsidiaries to any lender in respect of such indebtedness, and any and all related notes, agreements, documents and instruments, all as amended, modified, restated, renewed, refinanced, extended and supplemented from time to time. Notwithstanding anything to the contrary set forth in this Note, the Holder will not demand or receive from Borrower (and Borrower will not pay to the Holder) all or any part of the Subordinated Indebtedness by way of payment, prepayment, setoff, lawsuit or otherwise, nor will the Holder exercise any remedy for payment under this Note, nor will the Holder accelerate any of the Subordinated Indebtedness, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower or any subsidiary of Borrower, until such time as (i) the Senior Indebtedness is fully paid in cash, (ii) the holders of the Senior Indebtedness have no commitment or obligation to lend any further funds to Borrower, and (iii) all financing agreements between the agent for the Senior Indebtedness, the holders of the Senior Indebtedness and Borrower are terminated. Nothing in the foregoing paragraph shall prohibit the Holder from converting all or any part of the Subordinated Indebtedness into equity securities of Borrower.

3.1 Liquidation. In the event of any bankruptcy, insolvency, receivership, dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or otherwise), or any assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Borrower for the benefit of any creditor or creditors or otherwise (a “Liquidation”):

(a) all Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Indebtedness;

(b) any payment or distribution of any character, whether in cash, securities or other property, which (except for the terms of this Section 3.1) would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness; and

(c) if, notwithstanding the foregoing terms of this Section 3.1, any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation in respect of the Subordinated Indebtedness before all Senior Indebtedness shall have been paid in full as aforesaid, such payment or distribution shall be held in trust for the benefit of, and shall be paid or delivered to, the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness, provided, however, that such amounts paid to the holders of Senior Indebtedness shall not be deemed to discharge the Subordinated Indebtedness.

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3.2 Payments in Respect of Senior Indebtedness. For all purposes of this Section 3: (a) Senior Indebtedness shall not be deemed to have been paid in full unless and until the holders thereof shall have indefeasibly received cash equal to the full amount of such Senior Indebtedness at the time outstanding and all commitments to extend further credit to the Borrower have terminated, and (b) any payment or distribution required to be paid or delivered to the holders of Senior Indebtedness shall be deemed to have been received by such holders if paid or delivered to an authorized agent or agents, or representative or representatives, of such holders.

3.3 Further Assurances. The Holder (a) irrevocably authorizes and empowers (without imposing any obligation on) each holder of Senior Indebtedness or such holder’s representatives, to accelerate, demand, sue for, collect, receive and give receipt for such holder’s ratable share of all payments and distributions in respect of the Subordinated Indebtedness which are required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 3.1 hereof, and to execute, verify, deliver and file any proofs of claims and take all such other action in the name of the Holder or otherwise, as such holder of Senior Indebtedness or such holder’s representatives may determine to be necessary or appropriate for the enforcement of such holder’s rights under Section 3.1 hereof, and (b) shall execute and deliver to each holder of Senior Indebtedness or such holder’s representatives such other instruments confirming such authorization and such powers of attorney, proofs of claim, assignments of claim and/or rights, financing statements and other instruments, and shall take all such other action as may be reasonably requested by such holder or such holder’s representatives in order to enable such holder to enforce the Holder’s Subordinated Indebtedness and all such payments and distributions in respect thereof, and to otherwise enforce the subordination provisions of this Section 3 and to perfect its rights herein.

3.4 Modifications of Senior Indebtedness and Security. The holders of the Senior Indebtedness may, at any time and from time to time with or without notice, without impairing or releasing the subordination provisions of this Section 3, do any one or more of the following: (a) change the manner, place, terms or amount of payment of, or change or extend the time of payment of or renew or alter, the Senior Indebtedness, or amend, modify, supplement or terminate in any manner any instrument, document or agreement relating to the Senior Indebtedness; (b) release any person or entity liable in any manner for the payment or collection of the Senior Indebtedness; (c) exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Borrower or any other person or entity; (d) apply any monies or other property paid by any person or entity or otherwise released in any manner to the Senior Indebtedness; or (e) accept or release any security for the Senior Indebtedness. The subordination provisions of this Section 2 shall continue without impairment even if any liens securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed. The subordination provisions shall be reinstated if at any time any payment of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness.

3.5 Modification or Waiver of Note. No amendment, modification or waiver of the terms of this Section 2 shall be effective without the prior written consent of such holders of the Senior Indebtedness necessary to bind all of the holders of Senior Indebtedness.

3.6 Obligation of Borrower to Pay Absolute. Nothing contained in this Section 3 shall impair, as between the Borrower and the Holder, the obligation of the Borrower to pay all indebtedness evidenced by this Note when and as the same becomes due and payable as provided herein.

3.7 Third Party Beneficiaries. The holders of Senior Indebtedness are intended third party beneficiaries of the provisions of this Section 3 and, as such, shall be permitted to enforce such provisions in all respects.

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4.	EVENTS OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below, provided that (a) such payments are not prohibited under the terms of any Senior Indebtedness, (b) the payments of such amount would not materially adversely affect the Borrower’s ability to make required payments, when due, under any Senior Indebtedness or (c) the payments of such amount would not materially adversely affect the Borrower’s working capital or cause the Borrower to have insufficient cash balances to operate its business, in each case as determined by the Borrower’s senior management.

4.1 Failure to Pay Principal or Interest. The Borrower fails to pay principal, interest or other sum due under this Note when due and such failure continues for a period of sixty (60) days after the due date.

4.2 Failure to Deliver Shares or Replacement Note. Borrower's failure to timely deliver Shares to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note.

5.	MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower:

Lilis Energy, Inc.

216 16th Street, Suite #1350

 Denver, Colorado 80202

Attn: Kevin Nanke

Telephone: (303) 893-9000, Facsimile: [NUMBER]

E-mail: knanke@lilisenergy.com

(ii)	If to the Holder:

[ADDRESS]

Attn: [NAME OF CONTACT]

Telephone: [NUMBER], Facsimile: [NUMBER]

E-mail: [ADDRESS]

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Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment).

5.3 Amendment and Waiver. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the Shares to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

5.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

5.10 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of [ ], 2015.

Borrower: Lilis Energy, Inc.

By:
Name:
Title:

Holder: [ ]

By:
Name:
Title:

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NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Lilis Energy, Inc. (the “Borrower”) on December ____, 2015, into Shares of the Borrower according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________

Conversion Price:______________________________________________________________

Shares To Be Delivered:________________________________________________________

Signature:_____________________________________________________________________

Print Name:____________________________________________________________________

Address:_______________________________________________________________________

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